As filed with the Securities and Exchange Commission on December 14, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ANSELL LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Victoria, Australia	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Level 3, 678 Victoria Street

Richmond, Victoria, 3121, Australia

(Address of Principal Executive Offices)

Ansell Limited

Long-Term Incentive Plan

(Full Title of the Plan)

William G. Reilly, Jr., Esq.

Senior Vice President and General Counsel

Ansell Healthcare Products LLC

200 Schulz Drive

Red Bank, New Jersey 07701

(Name and Address of Agent for Service)

(732) 345-5947

(Telephone Number, Including Area Code, of Agent For Service)

Copy of all communications to:

Stewart E. Lavey, Esq.

Drinker Biddle & Reath LLP

500 Campus Drive

Florham Park, NJ 07932

(973) 360-1100

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Ordinary Shares	5,300,000 Shares	(2)	$9.01	$47,753,000	$5,110.00

(1)	Estimated pursuant to Rule 457(c) and (h) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for the registrant’s Ordinary Shares reported on the Australian Stock Exchange on December 13, 2006, translated into U.S. dollars at the noon buying rate in New York City for cable transfers in Australian dollars as certified for customs purposes by the Federal Reserve Bank of New York on that date.
(2)	The 5,300,000 Ordinary Shares being registered hereby will be issuable by Ansell Limited upon exercises of options and vesting of performance rights granted to employees of Ansell Limited and its subsidiaries in the United States pursuant to the Ansell Limited Long-Term Incentive Plan. In addition to the 5,300,000 Ordinary Shares indicated above, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares and associated stock purchase rights as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, reverse stock splits, split-ups, reclassifications or other similar events effected without the receipt of consideration.

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities may begin as soon as reasonably practicable after such effective date.

EXPLANATORY NOTE

This Registration Statement registers under the Securities Act of 1933, as amended (the “Securities Act”), Ordinary Shares of Ansell Limited (“Registrant”) to be issued pursuant to the Ansell Limited Long-Term Incentive Plan (the “Plan”).

The prospectus documents containing the information specified in Part I of Form S-8 need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act, but will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant or by the Plan are incorporated by reference in this Registration Statement and made a part hereof:

1. The Registrant’s Annual Report on Form 20-F (Commission File No. 000-15850) for the year ended June 30, 2006;

2. The Registrant’s Reports on Form 6-K filed on the following dates:

a. July 5, 2006 (four Reports) (Commission File No. 000-15850);

b. August 14, 2006 (Commission File No. 000-15850);

c. August 22, 2006 (Commission File No. 000-15850);

d. August 25, 2006 (two Reports) (Commission File No. 000-15850);

e. September 21, 2006 (four Reports) (Commission File No. 000-15850);

f. October 11, 2006 (Commission File No. 000-15850); and

g. October 19, 2006 (Commission File No. 000-15850);

3. The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 20-FR originally filed with the Commission on May 8, 1987 by Pacific Dunlop Limited, which changed its name to Ansell Limited in 2002, including all amendments and reports filed for the purpose of updating that description; and

All documents and reports filed by the Registrant pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereby is being passed upon by Freehills, counsel for the Registrant. As of the date of the issuance of its opinion, attorneys at Freehills owned, in the aggregate, more than $50,000 fair market value of Ordinary Shares of the Registrant.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of Australia. The Registrant’s constitution provides that each director, secretary or executive officer of the Company is indemnified on a full indemnity basis and to the full extent permitted by law in respect of all losses and liabilities incurred by the person or officer of the Company or its related bodies corporate. The Registrant has entered into deeds with each of its directors which give effect to their indemnity. In accordance with the powers set out in its constitution, the Registrant also maintains a Directors’ and officers’ liability insurance policy.

Section 199A(1) of the Corporation Act 2001 (Cth) (the Act) states that a company or a related body corporate must not exempt a person (whether directly or through an interposed entity) from a liability to the company incurred as an officer or auditor of the company.

Section 199A(2) states that a company or a related body corporate must not indemnify a person against any of the following liabilities (other than for legal costs) incurred as an officer or auditor of the company:

(a)	a liability owed to the company or a related body corporate;

(b)	a liability for a pecuniary penalty order under s 1317G or a compensation order under s 1317H or 1317HA;

(c)	a liability that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.

Under section 199A(3), a company or related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer or auditor of the company if the costs are incurred:

(a)	in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under section 199A(2); or

(b)	in defending or resisting criminal proceedings in which the person is found guilty; or

(c)	in defending or resisting proceedings brought by ASIC or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings before the court order); or

(d)	in connection with proceedings for relief to the person under the Act in which the Court denies the relief.

Section 199B(1) states that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer or auditor of the company against a liability (other than one for legal costs) arising out of:

(a)	conduct involving a willful breach of duty in relation to the company; or

(b)	a contravention of section 182 (improper use of position) or section 183 (improper use of information).

Section 199C(1) states that sections 199A and 199B do not authorize anything that would otherwise be unlawful.

Section 199C(2) states that anything that purports to indemnify or insure a person against a liability, or exempt them from a liability, is void to the extent that it contravenes section 199A and 199B.

.Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4.1	Ansell Limited Long-Term Incentive Plan Rules.

5.1	Opinion of Drinker Biddle & Reath LLP.

5.2	Opinion of Freehills.

23.1	Consent of Drinker Biddle & Reath LLP (included as part of Exhibit 5.1 hereto).

23.2	Consent of Freehills (included as part of Exhibit 5.2 hereto).

23.3	Consent of KPMG.

24.1	Powers of Attorney.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (l)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Red Bank, New Jersey, on this 14th day of December, 2006.

ANSELL LIMITED

By:	/s/ Douglas D. Tough
Name:	Douglas D. Tough
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Douglas D. Tough	Chief Executive Officer and Director	December 14, 2006
Douglas D. Tough

/s/ Rustom Jilla	Senior Vice President and Chief Financial Officer	December 14, 2006
Rustom Jilla

/s/ Craig Cameron	Principal Accounting Officer	December 14, 2006
Craig Cameron

*	Chairman and Director	December 14, 2006
Peter L. Barnes

*	Director	December 14, 2006
Glenn Barnes

*	Director	December 14, 2006
Ronald J. Bell

*	Director	December 14, 2006
L. Dale Crandall

*	Director	December 14, 2006
Marissa Peterson

/s/ Rustom Jilla	Authorized Representative in the United States	December 14, 2006
Rustom Jilla

Douglas D. Tough hereby signs this Registration Statement on Form S-8 on behalf of each of the indicated persons for whom he is attorney-in-fact on December 14, 2006 pursuant to powers of attorney filed herewith.

*By:	/s/ Douglas D. Tough
Douglas D. Tough
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Ansell Limited Long-Term Incentive Plan Rules.

5.1	Opinion of Drinker Biddle & Reath LLP.

5.2	Opinion of Freehills.

23.1	Consent of Drinker Biddle & Reath LLP (included as part of Exhibit 5.1 hereto).

23.2	Consent of Freehills (included as part of Exhibit 5.2 hereto).

23.3	Consent of KPMG.

24.1	Powers of Attorney.